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                      [LETTERHEAD OF XM SATELLITE RADIO]

                                                                   EXHIBIT 10.27

                               January 12, 1999


PERSONAL AND CONFIDENTIAL

Mr. Stephen R. Cook
2 Barrone Court
Greer, SC 29850

Dear Stephen:

XM Satellite Radio Inc ("XM") is pleased to offer you the position of Senior Vice President of Sales & Marketing, reporting directly to me. Your start date will be February 22, 1999, or as otherwise agreed. You will be responsible for ensuring that XM achieves its goals in the areas of sales and marketing, subscriber acquisition, advertising revenue, brand equity and awareness, among other areas.

The position offers the following:

Annual Base Salary: You will receive an annual base salary of $235,000, minus
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applicable withholding taxes. (I am sure you are aware that the quotation of an annual salary is for purposes of communication and is not intended to imply a specific condition or length of employment.)

Discretionary Bonus: Your annual on-target bonus potential (at 100% of plan)
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will be equal to 35% or of your annual base compensation, minus applicable withholding taxes, based upon agreed performance measures. Bonus calculations will be based on a calendar year. The awarding of a discretionary bonus is in recognition of performance and should not be construed as conferring upon you the right to a future discretionary bonus, nor does it imply a specific condition or length of employment commitment.

Stock Option Plan: A recommendation will be made to the Board of Directors of XM
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that you are granted employee stock options to purchase one share of XM stock, at a strike price of $875,000 per share. Your one share option will vest on a schedule of one-third on each anniversary date in 1999, 2000; and 2001. The granting of stock options is wholly discretionary in recognition of performance or anticipated performance and does not create any obligation on the part of XM to maintain your employment through any part of the vesting schedule or to grant additional options in the future.

Signing Bonus: XM will provide you with a $50,000 signing bonus, payable at the
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first month's paycheck.

Relocation: In order for you to be a full and contributing member of XM's senior
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executive team, it is our mutual understanding that you will relocate to D.C. In consideration of this understanding, XM will provide a full relocation package to you that will include reimbursement of all reasonable and customary moving expenses. In addition, XM will reimburse your double living expenses prior to and during your move, capped at $20,000.

Employment Agreement: In the event your employment is terminated for any reason,
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other than for cause, you will receive a lump sum severance payment, subject to applicable taxes, equal to
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Stephen R. Cook
January 14, 1999
Page 2

one year's base salary. In consideration of this severance payment, XM shall receive a confidentiality undertaking and a release of potential claims.

Employee Benefits: XM generally observes 11 holidays per year and you will be
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provided four (4) weeks (20 working days) of paid vacation. On the first day of the month following your date of hire, you will become eligible for our group medical, dental, short-term disability, long-term disability, life insurance and flexible-spending plan. You will become eligible for our 401(k) plan at the closest registration period occurring one month (20 workdays) after your hire date. Benefits programs are reviewed from time to time and may be changed at the discretion of XM.

Eligibility to Work in the U.S: The Immigration Reform and Control Act requires
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employers to verify eligibility of all personnel for employment in the United
States. The Human Resources Department would be happy to assist you in the preparation of the necessary paperwork to complete this vertification.

This offer letter is the complete offer for employment and may not be amended or altered in any way by oral statements, and can only be altered by a written amendment signed by an officer of XM.

I hope to soon count you as a member of our executive team. I would truly enjoy working with someone who shares our enthusiasm and conviction.

Your signature at the bottom of this page indicates your acceptance of this offer. Please sign both originals, retaining one copy for your files and returning the other to Celeste M. Moy, Vice President/Deputy General Counsel. As I am sure you are aware, time is of the essence to meet our availability before Christmas in the year 2000, so please advise us of your decision by Friday, February 12, 1999. Feel free to contact me or Kathy Ventura if you have any further questions regarding this offer.

Sincerely.

/s/ Hugh Panero

Hugh Panero
CEO - XM

I accept this offer.

/s/ Stephen R. Cook   2/5/99
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Stephen R. Cook       (Date)

 2/23/99
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Start Date